Exhibit 3.1

AMENDMENT NO. 6 TO
FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP

This Amendment No. 6 (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of August 9, 2013, as amended by that certain Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of October 28, 2013, that certain Amendment No. 2 to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of January 31, 2014, that certain Amendment No. 3 to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of July 24, 2014, that certain Amendment No. 4 to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of March 30, 2015 and that certain Amendment No. 5 to the Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, adopted effective as of July 27, 2015 (together, the “Partnership Agreement”), is hereby adopted effective as of September 9, 2015 by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 5.6 and Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(iv) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines, is required to effect the intent expressed in the Registration Statement or the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement; and

WHEREAS, Section 13.3(c) of the Partnership Agreement provides that, if the General Partner determines an amendment adversely affects one or more classes of Partnership Interest, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes; and

WHEREAS, Section 5.12(b)(v)(B) of the Partnership Agreement provides that the affirmative vote of the Record Holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter that amends or modifies any of the terms of the Series A Preferred Units; and

WHEREAS, the board of directors of the General Partner has determined that the standards specified in Section 13.1(d)(iv) and Section 5.12(b)(v)(B) are satisfied with respect to the amendments to be made by this Amendment upon the approval of Record Holders of a majority of the Outstanding Series A Preferred Units; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) amend the terms and provisions of the Series A Preferred Units as set forth herein and (ii) provide for such other matters as are provided herein.

Exhibit 3.1

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:
1.    Section 5.12(b)(viii)(E) is hereby amended and restated in its entirety as follows:

(E)    Follow-On Adjustments. Except in connection with the exercise of the Warrant, if the Partnership shall issue or sell, or grant any Common Units or Convertible Securities at an indicative per Common Unit price (the “Follow-On Price”, and such Common Units or Convertible Securities so issued, sold or granted, on an as-converted basis, the “Follow-On Units”) that is less than one hundred percent (100%) of the Series A Adjusted Issue Price, then the Series A Conversion Rate will be reset so that it will equal the number determined by dividing the Series A Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:

((CP x OB) + (FP x Q)) / OA

Where:

CP = the Series A Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units

FP = the Follow-On Price

OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units

Q = the total number of fully diluted Follow-On Units issued

OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.

For purposes of this Section 5.12(b)(viii)(E), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.12(b)(viii)(H)(c).

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would apply the laws of any other state.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

Exhibit 3.1

IN WITNESS WHEREOF, the undersigned has executed this Amendment on November 3, 2015 to be effective as of the effective date written above.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

By:	/s/ William B. Mathews
Name:	William B. Mathews
Title:	Senior Vice President, Chief Legal Officer, General Counsel and Secretary

The undersigned hereby consents to the adoption of Amendment No. 6 to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP as of the effective date written above.

RECORD HOLDERS OF ALL OF THE SERIES A PREFERRED UNITS:

MAGNOLIA INFRASTRUCTURE PARTNERS, LLC
By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

HIGHPOINT INFRASTRUCTURE PARTNERS, LLC
By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President